UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                          ______________________


                               SCHEDULE 13G/A
                               (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                              (Amendment No. 1)*


                    America West Holdings Corporation
          ------------------------------------------------------
                             (Name of Issuer)


                           Class B Common Stock
          ------------------------------------------------------
                       (Title of Class of Securities)


                                023657208
          ------------------------------------------------------
                              (CUSIP Number)


                               May 1, 2005
          ------------------------------------------------------
          (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC - not applicable
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
_______________________________________________________________________

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation - not applicable
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC  -  20-1901985
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             PN
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             PN
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             IN
_______________________________________________________________________




_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            88 shares of Class B Common Stock ("Common Stock")

EACH                7.5% Convertible Senior Notes due 2009 convertible
                    into 2,425,990 shares of Common Stock (conversion
REPORTING           rate of approximately 83.333 shares per $1,000
                    principal amount of Notes ).  See footnote 1 in Item 4.
PERSON WITH
               ________________________________________________________

               (7)  SOLE DISPOSITIVE POWER
                    0
               ________________________________________________________

               (8)  SHARED DISPOSITIVE POWER

                    See Row 6 above.
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

                    See Row 6 above.
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April 26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
             IN
_______________________________________________________________________





Item 1.

(a)  Name of Issuer

	America West Holdings Corporation

(b)  Address of Issuer's Principal Executive Offices:

	111 West Rio Salado Parkway
	Tempe, Arizona 85281

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


This Schedule 13G/A is being filed on behalf of each of the following persons (each, a "Reporting Person"):

	Highbridge International LLC
	The Cayman Corporate Centre, 4th Floor
	27 Hospital Road
	George Town, Grand Cayman
	Cayman Islands, British West Indies
	Citizenship:	Cayman Islands, British West Indies

	Highbridge Capital Corporation
	The Cayman Corporate Centre, 4th Floor
	27 Hospital Road
	George Town, Grand Cayman
	Cayman Islands, British West Indies
	Citizenship:	Cayman Islands, British West Indies

	Highbridge Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York 10019
	Citizenship:	State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
	George Town, Grand Cayman
	Cayman Islands, British West Indies
	Citizenship:	Cayman Islands, British West Indies

	Highbridge Capital L.P.
	c/o Highbridge Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York 10019
	Citizenship:	State of Delaware

	Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
	George Town, Grand Cayman
	Cayman Islands, British West Indies
	Citizenship:	Cayman Islands, British West Indies

	Highbridge GP, LLC
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
	George Town, Grand Cayman
	Cayman Islands, British West Indies
	Citizenship:	Cayman Islands, British West Indies

	Glenn Dubin
	c/o Highbridge Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York 10019
	Citizenship:	United States

	Henry Swieca
	c/o Highbridge Capital Management, LLC
	9 West 57th Street, 27th Floor
	New York, New York 10019
	Citizenship:	United States





(d)  Title of Class of Securities

        Class B Common Stock


(e)  CUSIP Number

	023657208

Item 3.	 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]*

* This amendment is being filed because as of May 1, 2005, Highbridge Capital Corporation is no longer registered as a broker/dealer.


Item 4.	Ownership

(a)  Amount Beneficially Owned

     88 shares of Common Stock

     7.5% Convertible Senior Notes due 2009 convertible into 2,425,990 shares of Common Stock (conversion rate of 83.333 shares per $1,000 principal amount of Notes). /1/

(b)  Percent of Class

     Approximately 6.43%. (Based on 35,316,871 shares of Common Stock outstanding as reported on the Issuer's latest 10Q filed on April
     26, 2005, plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes.)

(c)  Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

		-0-

	(ii)	Shared power to vote or to direct the vote

                See item (a) above.

	(iii)	Sole power to dispose or to direct the disposition of

		-0-

	(iv)	Shared power to dispose or to direct the disposition of

                See item (a) above.


/1/   On April 1, 2005, Highbridge Capital Corporation transferred its equity interest in Highbridge International to a newly formed Cayman exempted limited partnership, Highbridge Master L.P. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital
Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge
Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital
Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. As of the date hereof, the Reporting Persons may be deemed to own 2,425,990 shares of common stock upon conversion of the 7.5% Convertible Notes due January 18, 2009 at a conversion rate of 83.333 shares per $1,000 principal amount. The Issuer's Form 10-Q filed on April 26, 2005, indicated there were 35,316,871 shares of Common Stock outstanding as of April 25, 2005. Therefore, based on the Issuer's outstanding shares of Common Stock plus the Reporting Persons' shares of Common Stock issuable upon the conversion of the Notes, the Reporting Persons may be deemed to beneficially own approximately 6.43% of the outstanding shares of common stock of the Issuer. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Corporation, Highbridge Capital L.P. and
Highbridge GP, LLC disclaims beneficial ownership of common stock owned by Highbridge International LLC.


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         See Item 2 above.

Item 8.  Identification and Classification of Members of the Group

         See Item 2 above.

Item 9.  Notice of Dissolution of Group

         Not applicable


Item 10. Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                  SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated this 10th day of May, 2005



Highbridge International LLC

By:  /s/  Howard Feitelberg
    -------------------------------------
     Howard Feitelberg, Director



Highbridge Capital Corporation

By:  /s/  Howard Feitelberg
    -------------------------------------
     Howard Feitelberg, Controller



Highbridge Capital Management, LLC

By:  /s/  Carolyn Rubin
    -------------------------------------
    Carolyn Rubin, Deputy General Counsel



Highbridge Master L.P.
By:  Highbridge GP, Ltd.

By:  /s/  Clive Harris
    -------------------------------------
    Clive Harris, Director



Highbridge Capital L.P.
By:  Highbridge GP, LLC

By:  /s/  Clive Harris
    -------------------------------------
    Clive Harris, Director



Highbridge GP, Ltd.

By:  /s/  Clive Harris
    -------------------------------------
    Clive Harris, Director



Highbridge GP, LLC

By:  /s/  Clive Harris
    -------------------------------------
    Clive Harris, Director



/s/  Glenn Dubin
-------------------------------------
Glenn Dubin



/s/  Henry Swieca
-------------------------------------
Henry Swieca





                        Exhibit Index
                        -------------

              Exhibit                  Description
              -------                  -----------

                 1               Joint Filing Agreement